U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed Pursuant to Section 16(a) of the Securities
                 Exchange Act of 1934, Section 17(a) of the
                  Public Utility Holding Company act of 1935 or
                     Section 30(f) of the Investment Company
                                   Act of 1940

[   ] Check this box if no longer subject to Section 16.
      Form 4 or Form 5 obligations may continue

1.  Name and Address of Reporting Person:  Steven Rosenberg
                                           57 Fairview Avenue
                                           Port Washington, NY  11050

2.  Issuer Name and Ticker or Trading Symbol:  Berkshire Bancorp Inc. (ZAPS)

3.. IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year:  April 2000

5.  If Amendment, Date of Original

6.  Relationship of Reporting Person to Issuer:
    [x ]   Director                     [    ]   10% Owner
    [x ]   Officer (give title below)   [    ]   Other (specify below)

             President
    -------------------------------------------

7.  Individual or Joint/Group Filing (check applicable line)

    [ x ]  Form filed by One Reporting Person
    [   ]  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------------------------------------------------
1)Title of Security  2)Transaction  3)Transaction   4) Securities Acquired(A)  5) Amount of   6) Ownership  7) Nature of
                         Date            Code          or Disposed of (D)         Securities    Form:Direct    Indirect
                                   ---------------  --------------------------   Beneficially     (D) or       Beneficial
                      (Month/Day/                                                Owned at End   Indirect(I)    Ownership
                         Year)     Code       V     Amount  (A) or (D)   Price     of Month
-------------------------------------------------------------------------------------------------------------------------


Common Stock          4/4/00        M                5,779     (A)       $9.75      10,861          D
-------------------------------------------------------------------------------------------------------------------------



Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative  2)Conversion or  3)Transaction  4)Transaction  5) Number of Derivative  6) Date Exercisable
    Security or          Exercise Price     Date           Code          Securities Acquired(A)   and Expiration
                           Price of                                       or Disposed of (D)           Date
                          Derivative     (Month/Day/
                           Security        Year)
                                                                                                  Date       Expiration
                                                         Code    V         (A)        (D)       Exercisable     Date
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options*             $9.75          4/4/00          M                           5,779      4/13/95     4/13/00

-----------------------------------------------------------------------------------------------------------------------------------

1)Title of Derivative  2)Conversion or  3)Transaction  7)Title & Amount  8) Price of  9) Number    10) Ownership   11) Nature of
    Security             Exercise Price    Date           of Underlying    Derivative of derivative    form of         Indirect
                         of Derivative                    Securities        Security   securities     Derivative       Beneficial
                           Security       (Month/Day/                                 Beneficially     Security        Ownership
                                             Year)                                      Owned at       Direct (D)
                                                                                         End of       or Indirect(I)
                                                                                         Month

                                                        Title   Amount or
                                                                Number of
                                                                  Shares
-----------------------------------------------------------------------------------------------------------------------------------
Stock Options*             $9.75           4/4/00      Common    5,779                  -0-             D
                                                       Stock
----------------------------------------
* Grant to Reporting Person of stock options under Issuer's Stock Option Plan for non-employee directors

                   /s/ Steven Rosenberg                May 9, 2000
                   -----------------------------     ------------------------
                   Signature of Reporting Person           Date